Exhibit 99.1

FOR IMMEDIATE RELEASE

Violin Memory Prices Offering of $105.0 Million of Convertible Senior Notes

SANTA CLARA, Calif. – September 19, 2014 – Violin Memory, Inc. (NYSE: VMEM) today announced the pricing of its offering of $105.0 million aggregate principal amount of convertible senior notes due 2019 in a private placement to qualified institutional buyers pursuant to an exemption from the registration requirements of the Securities Act of 1933. Violin granted the initial purchaser of the notes an option to purchase up to an additional $15.0 million aggregate principal amount of notes on the same terms and conditions, to cover over-allotments. The sale of the notes is scheduled to close on September 24, 2014, subject to satisfaction of customary closing conditions.

Violin estimates that the net proceeds from this offering will be approximately $100.8 million, after deducting the initial purchaser’s discount and estimated offering expenses payable by Violin, and assuming no exercise of the initial purchaser’s option to purchase additional notes. Violin intends to use the net proceeds from this offering for general corporate purposes, including working capital and to repay all amounts outstanding and owed under its credit agreement with Silicon Valley Bank.

The notes will be unsecured, senior obligations of Violin, and will pay interest semi-annually at a rate of 4.25% per year. On and after October 1, 2017, and prior to the maturity date, Violin may redeem all, but not less than all, of the notes for cash if the sale price of Violin’s common stock equals or exceeds 130% of the applicable conversion price for a specified time period ending on the trading day immediately prior to the date Violin delivers notice of the redemption. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date.

The notes will be convertible, upon satisfaction of certain conditions, at an initial conversion rate of 177.8489 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $5.62 per share, and will be subject to adjustment upon the occurrence of certain events. The initial conversion price represents a conversion premium of approximately 27.5% over the last reported sale price of $4.41 per share of Violin’s common stock on the New York Stock Exchange on September 18, 2014. Prior to April 1, 2019, the notes will be convertible only during certain periods and subject to certain circumstances. On or after April 1, 2019, the notes will be convertible at any time. Violin will initially settle conversions of the notes by delivering shares of Violin common stock. If and when stockholder approval is obtained in accordance with applicable rules of the New York Stock Exchange, Violin will then settle conversions of the convertible notes by paying or delivering, as the case may be, cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected closing date of the offering and the intended use of net proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including risks related to whether Violin will be able to satisfy the conditions required to close the sale of the notes and the fact that Violin’s management will have broad discretion in the use of the proceeds from any sale of the notes, and other risks detailed from time to time in Violin’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2014. All forward-looking statements in this press release are based on information available to Violin as of the date hereof, and Violin does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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